EXHIBIT 4
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FOR IMMEDIATE RELEASE
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           GE CAPITAL ELECTS PARTIAL DISTRIBUTION OF PROLOGIS STOCK AS
              MERGER CONSIDERATION IN SECURITY CAPITAL ACQUISITION


           Stamford, Conn. and Chicago, Ill., April 29, 2002 - GE Capital, through its Commercial Real Estate business, and Security Capital Group Incorporated (NYSE: SCZ) announced today that GE Capital has elected to include common shares of ProLogis Trust (NYSE: PLD) in the consideration to be received by Security Capital stockholders in GE Capital's pending acquisition of Security Capital. GE Capital has the sole discretion to revoke its election on or prior to May 4, 2002.

           GE Capital's election means that, if the merger is completed, Security Capital stockholders will be entitled to receive cash and 0.23015373 ProLogis common shares for each share of class B stock of Security Capital they hold, such that the agreed aggregate value of the consideration will equal $26.00. The ProLogis common shares will be valued for these purposes based on the average of the daily closing prices for the ProLogis common shares reported on the NYSE for the ten trading day period beginning on April 26, 2002 and ending on May 9, 2002. Each share of Security Capital class A common stock will receive 50 times the per share class B consideration. Cash will be paid in lieu of fractional shares. The exact amount of cash to be received by Security Capital stockholders will be announced in a press release promptly following the end of the measurement period.

           The aggregate number of ProLogis common shares to be distributed by Security Capital at the effective time of the merger pursuant to GE Capital's stock election will be based on the actual number of shares of common stock of Security Capital outstanding at such time. Based on the current number of outstanding shares of Security Capital common stock, GE Capital's election will


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result in Security Capital retaining approximately 9.8% of the outstanding
ProLogis common shares following the merger.

           GE Capital Real Estate (www.gecapitalrealestate.com), headquartered in Stamford, Conn., is one of the industry's most diverse global resources for commercial real estate capital, with a portfolio of over $24 billion, through its structured finance, equity, and capital markets products.

           GE Capital, with assets of US$425 billion, is a global, diversified financial services company grouped into six key operating segments comprised of 25 businesses. A wholly-owned subsidiary of General Electric Company, GE Capital, based in Stamford, Connecticut, provides a variety of consumer services, such as credit cards and life and auto insurance; mid-market financing; specialized financing; specialty insurance; equipment management, and specialized services, to businesses and individuals in 45 countries around the world. GE is a diversified services, technology and manufacturing company with operations worldwide.

           Security Capital is an international real estate operating company. The principal offices of Security Capital and its majority-owned affiliates are in Brussels, Chicago, El Paso, Houston, London, Luxembourg, New York, and Santa Fe.

                                      # # #


                     FOR MORE INFORMATION CONTACT:

                     Marissa Moretti, GE Capital, 203-961-2290

                     Frances W. Josephic, Security Capital, (800) 988-4304



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ADDITIONAL INFORMATION AND WHERE TO FIND IT

           SECURITY CAPITAL HAS FILED WITH THE SEC AND MAILED TO ITS STOCKHOLDERS A PROXY STATEMENT/PROSPECTUS CONTAINING INFORMATION ABOUT THE PROPOSED TRANSACTION INCLUDING A PROSPECTUS FOR THE PROLOGIS COMMON SHARES TO BE RECEIVED AS A PART OF THE MERGER CONSIDERATION. INVESTORS AND SECURITYHOLDERS OF SECURITY CAPITAL ARE ADVISED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PERSONS SOLICITING PROXIES RELATED THERETO, THEIR INTERESTS IN THE PROPOSED TRANSACTION, AND RELATED MATTERS. INVESTORS CAN OBTAIN SECURITY CAPITAL'S PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS, INCLUDING INFORMATION CONCERNING THE PARTICIPANTS, AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP:\\WWW.SEC.GOV.

           THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SHARES OF PROLOGIS. ANY SUCH OFFER OR SALE WILL BE MADE ONLY PURSUANT TO THE PROSPECTUS RELATING TO THE PROLOGIS COMMON SHARES. INVESTORS ARE URGED TO READ THE PROSPECTUS CAREFULLY AND CAN OBTAIN PROLOGIS' PROSPECTUS AND OTHER RELEVANT DOCUMENTS AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP:\\WWW.SEC.GOV.

           CAUTION CONCERNING FORWARD-LOOKING STATEMENTS: THIS DOCUMENT INCLUDES CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO UNCERTAINTY AND CHANGES IN CIRCUMSTANCES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THESE EXPECTATIONS DUE TO CHANGES IN GLOBAL ECONOMIC, BUSINESS, COMPETITIVE MARKET, AND REGULATORY FACTORS OR FAILURE OF THE TRANSACTION DESCRIBED TO BE COMPLETED FOR ANY REASON. MORE DETAILED INFORMATION ABOUT THOSE FACTORS IS CONTAINED IN GE'S AND SECURITY CAPITAL'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.




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